Exhibit 10(aa)

CLEVELAND-CLIFFS INC

Amendment

to

Restricted Shares Agreements

for

John S. Brinzo

This Amendment is executed as of the date set forth below by Cleveland-Cliffs Inc (the “Company”);

WITNESSETH:

WHEREAS, the Company established the 1992 Incentive Equity Plan (the “Plan”), under which the Company has granted shares of Common Stock to certain eligible employees by entering into Restricted Shares Agreements with such employees at various times; and

WHEREAS, in conjunction with the Plan, the Company has entered into various Restricted Shares Agreements with John S. Brinzo (the “Brinzo Restricted Shares Agreements”); and

WHEREAS, the Company reserved the right to waive the restrictions applicable Common Shares granted under any Restricted Shares Agreement pursuant to Section 2 of such Restricted Shares Agreements and, effective September 1, 2006, amended the Brinzo Restricted Shares Agreements in order to waive certain restrictions on the Common Shares granted under such Brinzo Restricted Shares Agreements; and

WHEREAS, the Company desires to amend the Brinzo Restricted Shares Agreements, effective May 9, 2007, in order to provide that such restrictions shall lapse on May 9, 2007;

NOW, THEREFORE, pursuant to Section 2 of the Restricted Shares Agreements, Section 2 of Brinzo’s Restricted Shares Agreements are hereby amended, effective May 9, 2007, by the deletion of the last sentence of such Section and the substitution in lieu thereof of a new sentence to read as follows:

“In accordance with the previous sentence, all restrictions on the Grantee’s sale or transfer of stock granted under this Agreement, to the extent still applicable, shall lapse on May 9, 2007.”

IN WITNESS WHEREOF, the Company by its appropriate officer, duly authorized, has executed this Amendment as of this 17th day of May , 2007.

CLEVELAND-CLIFFS INC

By:	/s/ Joseph A. Carrabba